Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2023 RESULTS

MOUNT AIRY, N.C., July 20, 2023 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its third quarter ended July 1, 2023.

Third Quarter 2023 Results

Net earnings for the third quarter of fiscal 2023 decreased to $10.6 million, or $0.54 per share, from $38.6 million, or $1.96 per diluted share, for the same period a year ago. The record third quarter financial performance of the prior year was driven by supply shortfalls and inflated average selling prices, a condition that began to revert to normal during the company’s fourth fiscal quarter. Compared to the record performance of 2022, earnings for the third quarter of 2023 were unfavorably impacted by narrower spreads between selling prices and raw material costs, lower shipments, and higher unit manufacturing costs on lower production volume. As reflected in our results, we did not experience accelerating incoming orders during the third quarter, driven by the end of customer destocking, as we expected we would. Shipment volume increased gradually during the quarter, but not until June did we experience higher year-over-year shipments relative to the prior year.

Net sales decreased 27.1% to $165.7 million from $227.2 million in the prior year quarter, driven by a 24.7% decrease in average selling prices and a 3.2% decline in shipments. Net sales for the current quarter were negatively impacted by lower selling prices, primarily due to competitive pricing pressures and the overall decline in steel prices. On a sequential basis, shipments increased 11.3% from the second quarter of fiscal 2023, partially offset by a decrease of 6.4% in average selling prices.

Gross profit decreased to $20.4 million from $58.1 million in the prior year quarter, and gross margin narrowed to 12.3% from 25.6% in the prior year quarter due to lower spreads between selling prices and raw material costs. The spread compression was driven by competitive pricing pressures together with the consumption of higher cost inventory purchased in prior periods. Insteel’s net earnings for the prior year quarter reflect a $1.0 million decrease in the cash surrender value of life insurance policies, which increased selling, general and administrative (“SG&A”) expense and decreased net earnings per share by $0.04.

Operating activities generated $23.8 million of cash during the quarter compared with using $5.0 million for the prior year quarter due to the relative changes in net working capital. Net working capital provided $9.6 million in the current year, driven by an increase in payables and a reduction in inventories, while using $45.5 million of cash in the prior year quarter.

Nine Month 2023 Results

Net earnings for the first nine months of fiscal 2023 were $26.8 million, or $1.37 per share, compared with $100.7 million, or $5.13 per diluted share, for the same period a year ago. Earnings for the current year period benefited from a $3.3 million, or $0.13 per share, gain on the sale of property, plant and equipment. Insteel’s net earnings for the prior year period reflect a $1.4 million decrease in the cash surrender value of life insurance policies, which increased SG&A expense and decreased net earnings per share by $0.06.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Net sales decreased to $491.7 million from $618.8 million for the prior year period, driven by an 8.6% decrease in shipments and a 13.1% decrease in average selling prices. Gross profit decreased to $51.4 million from $157.5 million in the same period a year ago, and gross margin narrowed to 10.5% from 25.5% due to lower spreads, reduced shipments and higher operating costs.

Operating activities generated $103.3 million of cash compared with $15.1 million in the prior year period due to the relative change in net working capital. Net working capital provided $67.1 million of cash in the current year, driven by the reduction in inventories and receivables, while using $99.5 million of cash in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2023 increased to $26.6 million from $12.3 million for the prior year period and are expected to total up to $35.0 million in 2023, primarily focused on expenditures to advance the growth of the engineered structural mesh business and to support cost and productivity improvement initiatives in addition to recurring maintenance needs.

Insteel ended the quarter debt-free with $91.7 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Given the lethargic market conditions we experienced during the third quarter, our financial performance was reasonable, reflecting the easing of headwinds that negatively impacted our results for the first half of fiscal 2023. Shipments and spreads improved during the quarter as inventory levels moderated, although shipment volume was well below our expectations,” commented H.O. Woltz III, Insteel’s President and CEO. “As we head into the fourth fiscal quarter, we expect the modest recovery to continue driven by nonresidential construction activity and the recovery in residential markets.”

Woltz continued, “The outlook for infrastructure construction remains favorable as federal spending from the Infrastructure Investment and Jobs Act is expected to begin to drive demand as we move into the second half of the calendar year and beyond. Additionally, we continued to progress towards completing several ongoing capital projects focused on broadening our product offering, expanding our capacity, and reducing operating costs. We expect the first two projects to be fully commissioned in our fourth fiscal quarter, followed by the remaining project in the first quarter of fiscal 2024.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions, or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2022.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2022 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022

Net sales	$165,714	$227,173	$491,664	$618,841
Cost of sales	145,347	169,091	440,249	461,326
Gross profit	20,367	58,082	51,415	157,515
Selling, general and administrative expense	7,924	8,235	22,556	27,718
Restructuring recoveries, net	-	-	-	(318)
Other (income) expense, net	(24)	1	(3,423)	(15)
Interest expense	20	23	67	68
Interest income	(1,097)	(86)	(2,284)	(110)
Earnings before income taxes	13,544	49,909	34,499	130,172
Income taxes	2,979	11,350	7,710	29,467
Net earnings	$10,565	$38,559	$26,789	$100,705

Net earnings per share:
Basic	$0.54	$1.97	$1.37	$5.16
Diluted	0.54	1.96	1.37	5.13

Weighted average shares outstanding:
Basic	19,488	19,537	19,506	19,503
Diluted	19,548	19,657	19,565	19,629

Cash dividends declared per share	$0.03	$0.03	$2.09	$2.09

See accompanying notes to consolidated financial statements.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)				(Unaudited)
	July 1,	April 1,	December 31,	October 1,	July 2,
	2023	2023	2022	2022	2022
Assets
Current assets:
Cash and cash equivalents	$91,740	$80,156	$42,638	$48,316	$63,045
Accounts receivable, net	66,363	65,874	68,789	81,646	81,175
Inventories	133,126	136,492	171,185	197,654	192,447
Other current assets	6,406	5,357	5,599	7,716	6,998
Total current assets	297,635	287,879	288,211	335,332	343,665
Property, plant and equipment, net	118,788	111,946	107,178	108,156	108,265
Intangibles, net	6,278	6,465	6,653	6,847	7,051
Goodwill	9,745	9,745	9,745	9,745	9,745
Other assets	12,936	12,189	11,969	11,665	12,322
Total assets	$445,382	$428,224	$423,756	$471,745	$481,048

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$38,075	$36,936	$30,801	$46,796	$77,159
Accrued expenses	12,984	8,153	14,112	15,800	17,877
Total current liabilities	51,059	45,089	44,913	62,596	95,036
Long-term debt	-		-	-	-
Other liabilities	19,257	18,157	18,169	19,405	21,088
Commitments and contingencies
Shareholders' equity:
Common stock	19,433	19,441	19,451	19,478	19,506
Additional paid-in capital	83,150	82,708	82,082	81,997	81,349
Retained earnings	273,460	263,806	260,118	289,246	266,511
Accumulated other comprehensive loss	(977)	(977)	(977)	(977)	(2,442)
Total shareholders' equity	375,066	364,978	360,674	389,744	364,924
Total liabilities and shareholders' equity	$445,382	$428,224	$423,756	$471,745	$481,048

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022
Cash Flows From Operating Activities:
Net earnings	$10,565	$38,559	$26,789	$100,705
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,262	3,632	9,835	10,977
Amortization of capitalized financing costs	13	16	45	49
Stock-based compensation expense	421	293	1,534	1,395
Deferred income taxes	488	(492)	(991)	624
Loss (gain) on sale of property, plant and equipment and assets held for sale	3	13	(3,321)	(595)
Gain from life insurance proceeds	-	-	-	(364)
Increase in cash surrender value of life insurance policies over premiums paid	(122)	-	(854)	-
Net changes in assets and liabilities:
Accounts receivable, net	(489)	(485)	15,283	(13,258)
Inventories	3,366	(65,398)	64,528	(113,398)
Accounts payable and accrued expenses	6,706	20,392	(12,745)	27,197
Other changes	(458)	(1,482)	3,223	1,782
Total adjustments	13,190	(43,511)	76,537	(85,591)
Net cash provided by (used for) operating activities	23,755	(4,952)	103,326	15,114

Cash Flows From Investing Activities:
Capital expenditures	(11,204)	(3,634)	(26,604)	(12,251)
(Increase) decrease in cash surrender value of life insurance policies	(75)	977	(402)	1,012
Proceeds from sale of assets held for sale	-	-	-	6,934
Proceeds from sale of property, plant and equipment	4	-	9,924	-
Proceeds from life insurance claims	-	-	-	1,456
Proceeds from surrender of life insurance policies	15	4	358	110
Net cash used for investing activities	(11,260)	(2,653)	(16,724)	(2,739)

Cash Flows From Financing Activities:
Proceeds from long-term debt	113	87	255	220
Principal payments on long-term debt	(113)	(87)	(255)	(220)
Cash dividends paid	(583)	(585)	(40,668)	(40,578)
Payment of employee tax withholdings related to net share transactions	(9)	(94)	(196)	(286)
Cash received from exercise of stock options	97	1,604	191	1,650
Financing costs	(13)	-	(177)	-
Repurchases of common stock	(403)	-	(2,328)	-
Net cash (used for) provided by financing activities	(911)	925	(43,178)	(39,214)

Net increase (decrease) in cash and cash equivalents	11,584	(6,680)	43,424	(26,839)
Cash and cash equivalents at beginning of period	80,156	69,725	48,316	89,884
Cash and cash equivalents at end of period	$91,740	$63,045	$91,740	$63,045

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$1,521	$11,945	$5,466	29,998
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	843	1,286	843	1,286
Restricted stock units and stock options surrendered for withholding taxes payable	9	94	196	286

IIIN – E

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